Consent of Independent Registered Public Accounting Firm


We hereby consent to the use in the Statement of Additional Information constituting part of this Registration Statement on Form N-3 of (1) our report dated April 19, 2006 relating to the financial statements of Separate Account No. 13, 10, 4, 3 and 66 of AXA Equitable Life Insurance Company for the year ended December 31, 2005, (2) our report dated March 17, 2006 relating to the consolidated financial statements of AXA Equitable Life Insurance Company for the years ended December 31, 2005 and 2004. We also consent to the references to us under the headings "Condensed financial information" and "Custodian and independent registered public accounting firm" in such Registration Statement.



/s/ PricewaterhouseCoopers LLP


April 27, 2006